Exhibit 99.1


                                  NEWS RELEASE


                           Filer:  Vishay Intertechnology, Inc.
                           Pursuant to Rule 425 under the Securities Act of 1933 Subject Company: Siliconix incorporated
                           Commission File No. 0-3698


                                    Contact:  Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer
                                              610/644-1300

FOR IMMEDIATE RELEASE

                     VISHAY ANNOUNCES INTENTION TO OFFER TO
           PURCHASE ALL OUTSTANDING SHARES OF SILICONIX INCORPORATED;
          WILL EXCHANGE 2.64 SHARES OF VISHAY FOR EACH SILICONIX SHARE

MALVERN, PENNSYLVANIA, - March 3, 2005 - Vishay Intertechnology, Inc. (NYSE:
VSH) today announced that it has today delivered to the board of directors of Siliconix incorporated (NASDAQ:SILI) notice of its intention to commence a tender offer for all outstanding shares of Siliconix not owned by Vishay. Vishay currently holds approximately 80.4% of the outstanding Siliconix shares. Vishay anticipates that the offer will be commenced following the filing by Vishay and Siliconix with the Securities and Exchange Commission of their annual reports on Form 10-K for 2004, which are required to be filed not later than March 16, 2005.

Under the terms of the offer, Vishay would exchange 2.64 shares of Vishay common stock for each outstanding share of Siliconix stock. The closing prices for Vishay and Siliconix shares on March 3, 2005 were $13.25 and $29.15, respectively.

The offer will be subject to the non-waivable condition that the offer be accepted by holders of a majority of the outstanding shares not owned by Vishay. Also, promptly following the consummation of the offer, Vishay will effect a merger of Siliconix with a subsidiary of Vishay in which all remaining holders of Siliconix stock would receive the same consideration for their shares as the holders who tendered their shares received in the offer.

Vishay will file a tender offer statement, a registration statement and related documents with the SEC with respect to the offer when it is commenced. Siliconix stockholders should read the tender offer statement when it becomes available because it contains important information. Investors can get the tender offer statement and other filed documents without charge from the web site of the SEC at www.sec.gov after these documents are filed. Investors will also be able obtain the tender offer statement and related documents from Vishay without charge by directing a request to Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355, telephone 610-644-1300, attention Investor Relations.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania,

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and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company's facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.


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